Royal Bank of Canada	Free Writing Prospectus dated October 4, 2022 Relating to Preliminary Pricing Supplement MSELN525-ARKK, dated October 4, 2022; Registration Statement No. 333-259205; Filed pursuant to Rule 433
Trigger PLUS Based on the Performance of the ARK
Innovation ETF due November 5, 2025
Principal at Risk Securities
This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying shares:	ARK Innovation ETF (“ARKK”, or the "Fund"). The Fund is actively managed, and subject to additional risks described below and in the preliminary pricing supplement.
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	October 14, 2022
Original issue date:	October 19, 2022 (3 business days after the pricing date)
Maturity date:	November 5, 2025
Payment at maturity per Trigger PLUS[1]:
If the final share price is greater than the initial share price,
$10 + ($10 × leverage factor × fund return)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price,
$10
If the final share price is less than the trigger price,
$10 + ($10 × fund return)
Under these circumstances, the payment at maturity will be less than $8.00. You will lose at least 20% and possibly all of the principal amount if the final share price is less than the initial share price.

Fund return:	(final share price - initial share price) / initial share price
Trigger price:	80% of the initial share price
Initial share price:	The closing price of the Fund on the pricing date
Final share price:	The closing price of the Fund on the valuation date
Valuation date:	October 31, 2025, subject to adjustment for non-trading days and certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$23.60 per Trigger PLUS (236% of the stated principal amount)
CUSIP/ISIN:	78016D836 / US78016D8368
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036122035959/brhc10042572_fwp.htm
Hypothetical Payout at Maturity1

Change in Fund Share Price	Return on Trigger PLUS
+80.00%	136.00%
+70.00%	136.00%
+68.00%	136.00%
+60.00%	120.00%
+40.00%	80.00%
+20.00%	40.00%
+10.00%	20.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-25.00%	-25.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

The Fund
For more information about the Fund, including historical performance information, see the accompanying preliminary pricing supplement.

1 All payments are subject to our credit risk

Royal Bank of Canada	Free Writing Prospectus dated October 4, 2022 Relating to Preliminary Pricing Supplement MSELN525-ARKK, dated October 4, 2022; Registration Statement No. 333-259205; Filed pursuant to Rule 433
Risk Considerations
The risks set forth below, together with additional risks, are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Trigger PLUS
•	The Trigger PLUS do not pay interest or guarantee return of principal.
•	Investors may lose all or a portion of their initial investment in the Trigger PLUS.
•	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.
•	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
•	The amount payable on the Trigger PLUS is not linked to the price of the Fund at any time other than the valuation date.
•	Significant aspects of the tax treatment of the Trigger PLUS are uncertain.
Risks Relating to the Initial Estimated Value of the Trigger PLUS
•	The initial estimated value of the Trigger PLUS, which is expected to be between $8.89 and $9.39 per security, is less than the price to the public.
•	Our initial estimated value of the Trigger PLUS is an estimate only, calculated at the time the terms of the PLUS are set.
Risks Relating to the Secondary Market for the Trigger PLUS
•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.
•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Fund
•	Investing in the Trigger PLUS is not equivalent to investing in the Fund.
•	We are not affiliated with the Fund or its adviser, and cannot control any of their actions.
•	An investment in the Trigger PLUS is subject to risks associated with actively managed funds.
•	An investment in the Trigger PLUS is subject to risks associated with disruptive innovation companies.
•	The Trigger PLUS are subject to risks relating to cryptocurrencies and related investments.
•	An investment in the Trigger PLUS is subject to risks associated with mid-size, small and micro-capitalization stocks.
•	The Trigger PLUS are subject to risks associated with foreign securities markets, and emerging markets in particular.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.
•	The performance of the Fund may not correlate with the net asset value per share of the Fund, especially during periods of market volatility.
•	Historical prices of the Fund should not be taken as an indication of its future prices during the term of the Trigger PLUS.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger PLUS.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is our subsidiary, will make determinations with respect to the Trigger PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.